CREDIT   FACILITY   AGREEMENT

BY AND AMONG

THE EMPIRE SPORTS & ENTERTAINMENT HOLDINGS CO.

AND

THE EMPIRE SPORTS & ENTERTAINMENT, CO.

AND

EXCX  FUNDING CORP.

AND

BARRY HONIG AND MICHAEL BRAUSER, LENDERS

Executed and Effective as of February 23, 2011

CREDIT  FACILITY  AGREEMENT

THIS CREDIT FACILITY AGREEMENT is made and effective as of February __, 2011 (the “Effective Date”), by and among The Empire Sports &Entertainment Holdings Co., a Nevada corporation (the “Parent”),The Empire Sports & Entertainment, Co., a Nevada corporation (the “Operating Sub”), and EXCX  Funding Corp.,  a Nevada corporation(“ EXCX ” and together with Parent and the Operating Sub, the“Borrowers”), a wholly-owned subsidiary of the Parent, andeach party that from time to time is a “Lender” hereunder(each, a “Lender” and collectively, the “Lenders”).

RECITALS

WHEREAS, Borrowers desire and have applied to Lenders for a credit facility under which Borrowers would be joint and several obligors, consisting of a loan pursuant to which $4.5 million can be borrowed on a senior secured basis (but which amount may be increased by up to $1.0 million at the sole and absolute discretion of Lenders) (the “Loan”);

WHEREAS, the Loan will be funded into a segregated pledgedAccount (as hereinafter defined) established by  EXCXwhich will be pledged to Lenders, and which will be funded by Lenders, into which all proceeds from the Events (as hereinafter defined) shall be paid as received, which upon approval by Lenders may be reborrowed from time to time by  EXCX for further expenses of the Events;

WHEREAS, the Loan shall be used exclusively to fund the costs and expenses of Events upon the prior written approval of the amount, terms and conditions of each Event cost or expense sought to be paid, by Lenders as provided in Section 1.1.3 hereof; and

WHEREAS, Lenders are each willing to accommodate the request for credit upon and subject to the terms, conditions and provisions of the Loan Documents (as hereinafter defined) and to fund the Loan into the account established therefore and listed on Schedule 1.1.1 hereof (the “Account”);

NOW, THEREFORE, for good and valuable consideration (receipt and sufficiency of which are hereby acknowledged), and intending to be legally bound hereby, EXCX  and each Lender hereby agree as follows:

ARTICLE 1:            THE CREDIT FACILITIES

1.1.         Loan Facility.

1.1.1.          Establishment of Credit Facility.  Subject to the terms and conditions of and in reliance upon the representations and warranties in the Loan Documents, each Lender will lend funds to the Borrowers on a senior secured basis through Advancesto the Account which Account shall be subject to the Security Interest pursuant to this Agreement and as required by the Loan Documents.

1.1.2.          Facility Maturity. The Loan Facility will mature on January 31, 2012 (as may be extended from time to time in Lenders’ sole and absolute discretion, “Loan Maturity Date”).  The failure by Borrowers to repay any portion of the Loan Facility on or before the Loan Maturity Date shall not be deemed an Event of Default to the extent of the non-collection by the Borrowers on or before January 15, 2012 of accounts receivable in connection with any pay-per-view sales of Events, provided, however, no Event Expenditures shall be made following the Loan Maturity Date and all payments and collections which shall be transmitted or occur after the Loan Maturity Date shall in all respects comply with the requirements of this Agreement including, without limitation, that payment of funds into the Account shall, on the Loan Maturity Date , immediately be applied to repayment of the Loan in accordance herewith, until all outstanding amounts payable under the Loan Documents shall be paid in full.

1.1.3.          Use of Proceeds.  The funds advanced under this Loan Facility shall be used by EXCX exclusively for events of the Parent, EXCX  and/or the Operating Sub(the “Events”),as more fully described in Schedule 1.1.3, as may be amended or supplemented from time to time by mutual agreement of  EXCX and Lenders.  Parent, the Operating Sub and EXCXcovenant and agree that Parent shall cause any and all Event proceeds to be deposited into the Account exclusively, and not into any account of Parent, and such proceeds shall at all times be deposited and held only in the segregated account of  EXCXpledged to Lenders hereunder, nor permit EXCX to make any distributions to Parent until all Advances are repaid in full to Lenders (including, without limitation, all fees and expenses of the Loan.  Parent and/or the Operating Subshall at all timesinstruct or cause to be instructed such Event participants to pay all proceeds resulting from Events into the Account and in the event that any proceeds of Events shall be received by Parent (or any other party) they shall be held in trust for  EXCX andLenders and shall be promptly (within one (1) business day) transmitted to the Account.

1.1.4.          Loan Notes.  The indebtedness under the Loan Facility and the corresponding obligation of EXCX, the Operating Sub and Parentto repay each Lender  in accordance with the terms hereof will be evidenced by one or more Loan Notes (as amended, restated, replaced, supplemented, extended or renewed from time to time, each, a “Loan Note”; collectively, the “Loan Notes”) payable to the order of each Lender.  The Loan Notes will be due and payable in full on the Loan Maturity Date.  The maximum liability under such Loan Notes will be limited at all times to the actual amount of indebtedness (including principal, interest, fees, expenses and indemnities) then outstanding under the Loan Facility.  Each Lender is authorized to note or endorse the date and amount of each Advance and each payment under the Loan Facility on a schedule, if any, annexed to and constituting a part of the Loan Notes.  Such notations or endorsements, if made, will constitute primafacie evidence of the information noted or endorsed on such schedule, but the absence of any such notation or endorsement will not limit or otherwise affect the obligations or liabilities of Borrowers thereunder and hereunder.

1.1.5.          Interest.  Interest on any unpaid Advances under the Loan Facility (and with respect to any other amounts advanced by Lenders to or on behalf of Borrowers or otherwise outstanding under the Loan Documents, including any unpaid fees and expenses)and any unpaid Preferred Return Fee which is payable hereunder commencing with the date upon which such Preferred Return Fee should have been paid hereundershall accrue at the annual rate equal to the following: (A) the amount of interest, fees, costs and expenses incurred by Lenders under that certain Grid Time Promissory Note dated as of February 10, 2012 by and between each Lender and J.P. Morgan; plus six(6%) percentper annum,payable on the  Loan Maturity Date.

1.1.6.          Repayment and Prepayment. EXCX, the Operating Sub and Parent, hereby, jointly and severally, promise to pay Lenders the aggregate indebtedness under the Loan Facility (and other Loan Documents) in accordance with the following provisions.  The outstanding indebtedness under the Loan Facility (including all principal, interest, fees, expenses and indemnities) is due and payable in its entirety on the Loan Maturity Date, provided however, that, in the sole discretion of the Lenders, the due dates of Advances shall be deemed to be immediately due and payable (i) if any of the Eventsdoes not occur as scheduled and is not rescheduled to occur on a date which falls within one hundred and twenty (120) days after the originally scheduled date therefor but not on or after the Loan Maturity Date,(ii) upon the occurrence of an Event of Default,  or (iii) upon termination of this Agreement.

1.2.         Determination of Commitment Amounts.

1.2.1.          Commitment; Commitment Increases.  Upon the execution of this Agreement and satisfaction of the conditions precedent set forth in Article 2 hereof, the Loan Commitment established hereunder will be $4.5 million (“Initial Loan Commitment”).  Notwithstandingtheforegoing, upon Borrowers’ request and satisfaction of the conditions precedent set forth in Article 2 Lenders (in their sole and absolute discretion) may establish one or more additional Facilities (which will become part of the Loan Facility) pursuant to which the Initial Loan Commitment may be increased from time to time by up to$1.0 million for a total Loan Commitment of up to $5.5 million.

1.3.         Advances.

1.3.1.          Advances.  The Advance in the amount of the Initial Loan Commitment shall be made upon satisfaction of all of the Conditions Precedent set forth in Article 2 hereof..

1.3.2.          Funding Advances.  Subject to the satisfaction of and compliance with the terms and conditions hereof Lenders will make their portion of the Loan Commitment available by crediting such amount to the Account (or by such other means as Lenders may consider reasonable).

1.3.3.          Obligation to Advance.  No Lender will be obligated to make or permit any Advance under the following circumstances:  (a) if the principal amount of such Advance plus the aggregate amount outstanding under the Loan Facility would exceed the Loan Commitment, or (b) during the existence of a Default or an Event of Default hereunder, or (c) if such Advance would cause a Default or Event of Default hereunder.

1.4.         Payments in General.

1.4.1.          Manner and Place of Payments.  All payments of principal, fees, expenses, indemnities and other amounts due under the Loan Documents must be received by the Borrowers by wire transfer in immediately available funds in U.S. dollars (and without any deduction, offset, netting, reservation of rights or counterclaim) on or before Two O’clock (2:00) p.m. Eastern Time (“ET”) on the due date therefor at the principal office of the Borrowers set forth in Notice Section hereof or at such other place as the Borrowers may designate from time to time.

1.4.2.          Special Payment Timing Issues.  Whenever any payment to be made under any Loan Document is due on a day that is not a Business Day, then such payment may be made on the next succeeding Business Day.  Any funds received by   EXCX after 2:00 p.m. ET on any day will be deemed to be received on the next succeeding Business Day.

1.4.3.          Application of Payments.  All payments and other funds received by Lendersunder the Loan Documents will be applied in the following order:  (a) first to the payment of any fees and charges due under the Loan Documents, and (b) then to any obligations for the payment of expenses, costs and indemnities due under the Loan Documents, and (c) then to the payment of interest due and owing under the Loan Documents and (d) then to the Preferred Return Fee, and (e) then to the principal indebtedness due under the Loan Facility, and (f) then to principal outstanding (but not yet due) under the Loan Facility, and (g) then to any other interest accrued under the Loan Documents, and (h) then to any other indebtedness of any Borrowers or other Obligor to any Lender.

1.4.4.          Payment of Expenses, Indemnities and Protective Advances.  If any funds are advanced or costs are incurred by any Lender to or on behalf of Borrowers or otherwise as permitted under the Loan Documents (including as protective advances), otherthan Advances pursuant to Section 1.4, then such advances or costs must be re-paid to lenders in their entirety immediately upon the earlier of (a) awareness by Borrowers of the advance or incurrence thereof or (b) demand by Lenders for payment thereof.

1.4.5.          Late Payments.  If any payment (of principal, interest, fees, expenses, indemnities or other amounts) due under any Loan Document is not received by Lenders in immediately available funds on or before the due date therefor, then each of the Borrowers (jointly and severally) hereby agrees (to the maximum extent not prohibited by applicable law) to pay to Lenders a late payment charge equal to five (5%) percent of the amount of such late payment.  Additional and separate late payment charges (to the maximum extent not prohibited by applicable law) may be subsequently imposed hereunder by Lenders from time to time if any late payment or late payment charge is not received by Lenders in immediately available funds on or before the 30th calendar day after any demand therefor.  The late payment charges due under this Section are in addition to any other interest, fees, charges, expenses or indemnities due under the Loan Documents.

1.4.6.          Default Interest.  During the existence of a Default or an Event of Default hereunder, Borrowers hereby agree (to the maximum extent permitted by applicable law) to pay to Lenders commencing on the date of occurrence of such Default or Event of Default interest on any indebtedness outstanding hereunder at the rate of Eighteen (18%) percent per annum.

1.4.7.          Usury Savings Provision.  Notwithstanding any provision of any Loan Document, Borrowers (individually and collectively) are not and will not be required to pay interest at a rate or any fee or charge in an amount prohibited by applicable law.  If interest or any fee or charge payable on any date would be in a prohibited amount, then such interest, fee or charge will be automatically reduced to the maximum amount that is not prohibited.  To the extent that any prohibited amount is actually received by any Lender, then such amount will be automatically deemed to constitute a repayment of principal indebtedness hereunder.

1.5.         Release of Security.  Upon termination of the Loan Documents theneach Lender (at the written request and expense of Borrowers) (i) will release the Obligors and the property serving as Collateral under the Loan Documents (without representation, warranty, recourse, liability or indemnification of any kind by or to any Lender), and (ii) will execute and deliver such UCC termination statements, mortgage releases, deed of trust releases, and other documentation and instruments (all in form and substance reasonably acceptable to Lenders) as may be reasonably requested and provided to Lenders to effect such releases and terminations, and (iii) will terminate and cancel all Commitments under the Loan Documents.

1.6.         Fees and Other Compensation.

1.6.1.          Preferred Return. Borrowers shall accrue and be obligated to pay a fee equal to fifteen (15%) percent of the Initial Loan Commitment (the “Preferred Return Fee”), and in the event of any increase in the Loan Commitment amount, as provided in Section 1.2.1 hereof, on the date of such increase, fifteen (15%) percent of such increased Loan Commitment amount.The Preferred Return Fee shall be payable, if at all, only out of the Net Profits from Events, and not as additional interest on the Loan.  Each Lender and Sheldon Finkel (“SF”) shall be entitled to one-third (1/3)  (the “Pro-Rata Portion”) of the Preferred Return FeeNotwithstanding anything herein or in any Loan Documents to the contrary, the Preferred Return Fee shall not be paid in the event there exist net losses with respect to Events(“Net Loss”) or the Advances are not repaid in full upon the termination of the Loan. For purposes hereof, ”net profit” and “Net Loss” shall be determined by the Parent‘s CFO in accordance with GAAP.

1.6.2.          Issuance of Shares.  As additional compensation for the cost and risk incurred associated with underwriting and establishing the Loan Facility (but in no way affecting or relieving EXCX, the Operating Sub or Parentof any of its obligations to fully and timely perform and to repay the entire indebtedness due under the Loan Documents and the Preferred Return Fee), the Parent shall on the Effective Date issue and grant to each of Lenders and SF(or their designees) his Pro Rata Portion of an aggregate of 2,250,000 newly issued shares of the Parent’s restricted common stock (the “Shares”).

1.6.3.          Other Fees.  Other fees and charges may be imposed by any Lender for services rendered under and in accordance with other agreements among   EXCX and Lender.

ARTICLE 2:            CONDITIONS PRECEDENT

2.1.         Closing Conditions.  The obligation of any Lender to execute and perform the Loan Documents, and to establish the Loan Facility, and to fund the Advances are subject to the following conditions precedent (unless and except to the extent expressly waived by each Lender in their sole and absolute discretion):

2.1.1.             Compliance.

2.1.1.1.          Fees and Expenses.  Borrowers must have paid all fees and expenses due and payable hereunder, including all fees due and payable under Section 1.6 and the reasonable fees and expenses of each Lender’s attorneys with respect to the preparation, negotiation and execution of the Loan Documents.

2.1.1.2.          Representations.  Each, and all, representations and warranties contained in this Agreement (including those in Article 3) and in each other Loan Document, certificate or other writing delivered to Lenders pursuant hereto or thereto on or prior to the Closing Date must be true, correct and complete in all material respects on and as of the Closing Date, except for such deviations disclosed in writing and acceptable to each Lender.

2.1.1.3.          No Default.  There must not be any Default or Event of Default hereunder or any default under any other Loan Document on the Closing Date, and there must not be any such Default or Event of Default occurring as a result of executing or advancing funds under the Loan Documents, except for such defaults disclosed in writing and acceptable to each Lender.

2.1.1.4.          No Material Change.  There must not have been (in Lenders’ reasonable opinion) any Material Adverse Change in the Borrowers’ business or prospects..

2.1.2.             Documents.  Lenders must have received the following documents, agreements and certificates (together with all exhibits and schedules thereto), each duly executed, in form, substance and amount satisfactory to Lenders and, when applicable, recorded or filed in the appropriate public office:

2.1.2.1.          Credit Agreement.  This Agreement.

2.1.2.2.          Promissory Notes.  The Notes as described in Section 1.1.4.

2.1.2.3.          Security Agreements, Collateral Assignments and Pledge.  A security agreement, blocked account agreement, collateral account agreement for the Account, and pledgein favor of Lenders granting Lenders a first priority security interest in and to and collaterally assigning to Lenders all of Parent’s and EXCX’s tangible and intangible personal property, assets (including fixtures), accounts, whether now owned or hereafter acquired, and the proceeds and products thereof, as collateral security for the indebtedness and obligations hereunder, togetherwith all necessary financing statements and termination statements (each as filed), stock certificates and powers executed in blank, waivers and consents, and evidence of any other recordations required by applicable law or by Lenders to perfect such security interests in a manner that will be subject only to Permitted Liens.

2.1.2.4.          Pledge and Security Agreements.  One or more equity pledge and security agreements executed by Parent in favor of Lenders pledging (among other things) all of such pledgor’s outstanding equity interests and rights with respect to  EXCX (including any warrants, options or convertible rights therefor) as collateral security for the indebtedness and obligations hereunder, togetherwith the certificates therefor (if any), powers executed in blank, and all necessary financing statements, evidence of registration and other documents required by applicable law or by Lenders to perfect such liens in a manner that will be subject only to Permitted Liens.

2.1.2.5.          SF Contribution Agreement and Security Agreement; Personal Guaranty.An agreement (the “Contribution Security Agreement”), acceptable in form and substance to Lenders,under which SF shall be obligated  to pay or reimburse Lenders the Pro Rata Portion of any Net Losses from Events, and an agreement in form and substance satisfactory to Lenders irrevocably pledgingto Lenders that certain irrevocable letter of creditdated June __, 2010 and issued by Signature Bank in favor of SF( the “SF LC”)andthe proceeds therefrom and any and all funds on depost in any account securing the SF LC to the extent such proceeds are payable to SF , and all necessary security agreements and financing statements, and other documents necessary or appropriate to secure in favor of Lenders the obligations under the Contribution SecurityAgreement,including a personal guaranty of the SF to Lenders to pay the Pro Rata Portion of Net Losses net of Lenders’ collections under the SF LC.

2.1.2.6.          Other Documents.  Lenders must have received any additional agreements, documents and certificates as Lenders or their counsel may reasonably request.

2.2.        Account Withdrawals.  Prior to any payments or withdrawals from funds at any time on deposit in the Account for the purposes of the Use of Proceeds of the Advances in accordance with Section 1.1.3 hereof (the “Event Expenditures”), Borrowers shall satisfy each of the following conditions precedent and such right of the Account signatory to authorize withdrawal of funds from the Account shall be limited and shall be subject to the following conditions precedent:

2.2.1.             Request.  SF shall be the sole authorized signatory for the Account and shall approve the purpose for and payment of all Event Expenditures.  Any withdrawals or payment of funds from the Account shall require SF signature (other than if and when Lenders are authorized  to sign for any such withdrawals or payments of funds under any Loan Documents) and Lenders must have received awrittenAdvance Event Authorizationrequest certified by SF in reasonable detail to permit Lenders to review the nature and purpose of the payment and all matters related thereto, which shall include all documents to permit Lenders’ review and approval of all contracts and agreements related thereto, and approved such request.  Notwithstanding the foregoing, the following expenditures shall be deemed to be pre-approved by Lenders: (i) $1,250,000 to Kenny Chesney, (ii) $800,000 to Carrie Underwood, (iii) $750,000 to Rascal Flatts, (iv) $250,000 to Miranda Lambert, and (v) all expenses previously described in the budget for the Capital Hoedown Event which was delivered by SF to the Lenders.  Further notwithstanding the foregoing, no such approval by Lenders shall be required with respect to the Capital Hoedown Event if the budget with respect thereto does not exceed five million dollars ($5,000,000).

2.2.2.             An Advance Event Authorization shall be deemed approved in the event that within 24 hours from delivery of detail necessary to permit review by Lenders, no Lender has objected to any aspect of the proposed Event Expenditure, or documents or agreements related thereto.

2.2.3.             Other Documents.  Lenders must have received any additional documents, certificates and opinions as anyLender or their counsel may reasonably request.

2.2.4.             Compliance.

2.2.4.1.          Fees and Expenses.  Borrowers must have paid (or made acceptable arrangements with Lenders to pay) all fees and expenses due and payable hereunder, including all reasonable expenses incurred in connection with or as a result of reviewing and funding any Advance Event Authorization request.

2.2.4.2.          Representations.  Each, and all, representations and warranties contained in the Loan Documents (including those in Article 3) and in each other certificate or other writing delivered to Lenders pursuant hereto or thereto on or prior to the Closing Date must be true, correct and complete in all material respects on and as of the expense payment date, except for such deviations disclosed in writing and acceptable to each Lender (which disclosure will not constitute Lenders’ waiver or acceptance thereof).

2.2.4.3.          No Default.  At any time on, as of or prior to the expense payment date, there must not be or have been any Default or Event of Default hereunder or any default under any other Loan Document, and there must not be any such Default or Event of Default occurring as a result of funding such expense, except for such defaults disclosed in writing and acceptable to each Lender (which disclosure will not constitute Lenders’ waiver or acceptance thereof).

2.2.4.4.          No Material Change.  There must not have been (in Lenders’ reasonable opinion) any Material Adverse Change between the Closing Date and the expense payment date.

ARTICLE 3:            REPRESENTATIONS AND WARRANTIES

The Parent and the Borrower, as of the Closing Date and the Settlement Date for each Advance hereunder, hereby (jointly and severally) represent and warrant, as follows:

3.1.        Organization and Good Standing.  The Parent, the Operating Sub and   EXCX (a) are duly organized, validly existing and in good standing under the laws of their jurisdiction of organization, and (b) have all requisite power and authority to own their properties and to conduct their business as now conducted and as currently proposed to be conducted, and (c) are duly qualified to conduct business as a foreign organization and are currently in good standing in each state and jurisdiction in which it conducts business, except where failure to be duly qualified and in good standing could not have a Material Adverse Effect.

3.2.        Power and Authority.  The Parent, the Operating Sub and   EXCX each have all requisite power and authority under applicable law and under its Organic Documents, Authorizations and Licenses to execute, deliver and perform the obligations under the Loan Documents to which it is a party.  All actions, waivers and consents (corporate, regulatory and otherwise) necessary or appropriate for EXCX, the Operating Sub or Parentto execute, deliver and perform the Loan Documents to which it is a party have been taken and/or received.

3.3.        Validity and Legal Effect.  This Agreement constitutes, and the other Loan Documents to which the Parent, the Operating Sub andEXCX are a party constitute (or will constitute when executed and delivered), the legal, valid and binding obligations of the Parent and   EXCX (jointly and severally) enforceable against each of them in accordance with the terms thereof, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights generally and by general principles of equity.

3.4.        No Violation of Laws or Agreements.  The execution, delivery and performance of the Loan Documents (a) will not violate or contravene any material provision of any material law, rule, regulation, administrative order or judicial decree (federal, state or local), and (b) will not violate or contravene any provision of the Organic Documents of the Parent or the Borrower, and (c) will not result in any material breach or violation of (or constitute a material default under) any material agreement or instrument by which the Parent, the Operating Sub or EXCX or any of its property may be bound, and (d) will not result in or require the creation of any Lien (other than pursuant to the Loan Documents) upon or with respect to any properties of the Parent or the Borrower, whether such properties are now owned or hereafter acquired.

3.5.        Title to Assets; Existing Encumbrances; Identification of Intellectual and Real Property.

3.5.1.             The Parent, the Operating Sub and EXCX each have good and marketable title to all of their owned real and personal property assets and the right to possess and use all of their leased or licensed real and personal property assets.  All such property interests are free and clear of any Liens, except for Permitted Liens (as defined in Section 5.5).  Each such property and asset owned, leased or licensed by Parent, the Operating Subor  EXCXis titled, leased or licensed in the current legal name of such entity.

3.5.2.             Intellectual Property –The Parent, the Operating sub and   EXCX have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights necessary or material for use in connection with their respective businesses as described in the Parent’s filings with the SEC and which the failure to so have could have a Material Adverse Effect (collectively, the “Intellectual Property Rights”).  Neither the Parent, the Operating Sub nor   EXCXhas received a notice (written or otherwise) that any of the intellectual property rights used by the Parent, the Operating Sub or   EXCX violates or infringes upon the rights of any Person. To the knowledge of the Parent, the Operating Sub and the Borrower, all such intellectual property rights are enforceable and there is no existing infringement by another Person of any of the intellectual property rights.  The Parent, the Operating Sub and   EXCX have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties, except where failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.5.3.             Real Property –The Parent, the Operating Sub and   EXCX have good and marketable title in fee simple to all real property owned by them and good and marketable title in all personal property owned by them that is material to the business of the Parent and the Borrower, in each case free and clear of all Liens, except for Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Parent, the Operating Sub and   EXCX and Liens for the payment of federal, state or other taxes, the payment of which is neither delinquent nor subject to penalties.  Any real property and facilities held under lease by the Parent, the Operating Sub and   EXCX are held by them under valid, subsisting and enforceable leases with which the Parent, the Operating Sub and   EXCX are in compliance.

3.6.        Capital Structure and Equity Ownership.  Schedule 3.6 accurately and completely discloses (a) the number of shares and classes of equity ownership rights and interests of the Parent, the Operating Sub and   EXCX authorized and/or outstanding (whether existing as common or preferred stock, general or limited partnership interests, or LLC membership interests, or warrants, options or other instruments convertible into such equity), and (b) the ownership thereof and the price per share or interest paid therefor, and (c) the existence of preferential returns or liquidation rights with respect to any such class of equity, and (d) the existence of any enhanced voting rights, veto rights or director designation rights with respect to any such class of equity, and with respect to options, warrants and convertible instruments, the price, duration and conversion factor thereof.  All such shares and interests are validly existing, fully paid and non-assessable.

3.7.        Subsidiaries, Affiliates and Investments.  Schedule 3.7 accurately and completely discloses (a) each Subsidiary and Affiliate of the Parent, the Operating Subor   EXCX (other than its officers and directors) and (b) each investment in or loan to any other Person by  EXCXin excess of $25,000.

3.8.        Material Contracts.  Schedule 3.8 (a) accurately and completely discloses each Material Contract (as defined below) of the Parent, the Operating Sub and EXCX, and (b) also indicates the following information with respect to each such contract:  (1) the contract parties thereunder, and (2) the contract term and any options or renewals thereto, and (3) the monthly payment required thereunder, and (4) any restrictions on assignments, and (5) any restrictions on disclosure of the terms thereof, and (6) the existence of any breaches or defaults thereunder.  Neither the Parent, the Operating Subnor   EXCX has committed any unwaived breach or default under any Material Contract (whether or not listed on Schedule 3.8), and after due inquiry and investigation, neither Parent, the Operating Sub nor EXCX has any knowledge or reason to believe that any other party to any such Material Contract (whether or not listed on Schedule 3.8) has or might have committed any unwaived breach or default thereof.  For purposes of this Section 3.8, a “Material Contract” includes the following types of agreements to which the Parent, the Operating Sub or   EXCX is a party:  (1) any contract either with annual compensation, consideration or payments in excess of $100,000 or with aggregate compensation, consideration or payments in excess of $100,000, and (2) any lease of real estate or office space from which the Parent, the Operating Sub or   EXCX conducts its primary business operations or from which Parent, the Operating Sub or  EXCX conducts retail operations, and (3) any other agreement or contract the loss or breach of which could reasonably be expected to have or cause a Material Adverse Effect.

3.9.        Licenses and Authorizations.  Each of the Parent, the Operating Sub and   EXCX possess all Licenses and other Authorizations necessary or required in the conduct of its businesses and/or the operation of its properties as presently conducted or proposed to be conducted.  Each material Authorization is valid, binding and enforceable on, against and by the Parent, the Operating Sub or the Borrower.  Each material Authorization is subsisting without any defaults thereunder or enforceable adverse limitations thereon, and no Authorization is subject to any proceedings or claims opposing the issuance, continuance, renewal, development or use thereof or contesting the validity or seeking the revocation thereof.  Schedule 3.9 accurately and completely lists each material Authorization of the Parent, the Operating Sub and the Borrower, togetherwith relevant identifying information describing such Authorizations.  .

3.10.      Taxes and Assessments.  The Parent, the Operating Sub and   EXCX have timely filed all required tax returns and reports (federal, state and local) or has properly and timely filed for extensions of the time for the filing thereof. Neither the Parent, the Operating Subnor   EXCXhas knowledge of any deficiency, penalty or additional assessment due or appropriate in connection with any such taxes.  All taxes (federal, state and local) imposed upon the Parent, the Operating Sub or   EXCX or any of its properties, operations or income have been paid and discharged prior to the date when any interest or penalty would accrue for the nonpayment thereof.

3.11.      Litigation and Legal Proceedings.  Except as set forth on Schedule 3.11, there is no litigation, claim, investigation, administrative proceeding, labor controversy or similar action that is pending or (to the best of each of the Parent, the Operating Sub and the Borrower’s knowledge and information after due inquiry) threatened against the Parent, the Operating Sub or   EXCX or its properties that, if adversely resolved, could reasonably be expected to have or cause a Material Adverse Effect.

3.12.      SEC Reports; Financial Statements.  The Parent has filed all reports, schedules, forms, statements and other documents required to be filed by the Parent under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as the Company was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension.  As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The financial statements of the Parent included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Parent and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments

3.13.      Accuracy of Other Information.  All written information contained in any application, schedule, report, certificate, or any other document furnished to any Lender by the Parent, the Operating Sub or any  EXCX or any other Person (on behalf of any Borrower) in connection with the Loan Documents is in all material respects true, accurate and complete, and no such Person (including Borrowers) has omitted to state therein (or failed to include in any such document) any material fact or any fact necessary to make such information not misleading.

3.14.      Compliance with Laws Generally.  The Parent, the Operating Sub and each  EXCX is in compliance in all material respects with all material laws, rules, regulations, administrative orders and judicial decrees (federal, state, local and otherwise) applicable to it, its operations and its properties.

3.15.      Fees and Commissions.  Except as required by Section 1.6, neither the Parent, the Operating Subnor EXCXowes any fees or commissions of any kind in connection with this Agreement or the transactions contemplated hereby, andneither the Parent, the Operating Subnor  EXCX knows of any claim (or any basis for any claim) for any fees or commissions in connection with this Agreement or the transactions contemplated hereby.

3.16.      Solvency.  The Parent, the Operating Sub and   EXCX are not “insolvent,” as such term is defined in Section 101(32) of the Bankruptcy Code (11 U.S.C. § 101(32)).  Neither the Parent, the Operating Sub nor the Borrower, by virtue of its obligations and actions in connection with the Loan Documents, has engaged or is engaging in any transaction that constitutes a fraudulent transfer or fraudulent conveyance under applicable federal or state law (including under Section 548 of the Bankruptcy Code or under the Uniform Fraudulent Transfer Act or the Uniform Fraudulent Conveyance Act).

3.17.      Proper Business Purpose – Waiver of Conflict.  Parent, the Operating Sub and EXCXagree and acknowledge that the Loan Documents have been entered in furtherance of a proper business purpose of Parent in order to permit Parent to perform the Events as to which Parent acknowledgesare valuable and would not otherwise have been available to Parent due to financial limitations and access to resources.  Parent, , the Operating Sub EXCX and Lender acknowledge the potential conflict of interest resulting from the relationship of Lenders and SF to Parent and Borrower, and waive any and all conflicts of interest in connection with the Loan Documents, and the execution and performance thereof.  Parent, the Operating Sub and EXCXacknowledge that it is in the best interest of the Parent, the Operating Sub and EXCXto undertake the Events and as such the arrangements hereunder are reasonable and necessary in order to pursue such opportunities and acknowledge and agree that the Loan Documents have been negotiated on an arms-length basis, in good faith and are fair to the Borrowers.

ARTICLE 4:            AFFIRMATIVE COVENANTS

Each of EXCX, the Operating Sub and Parent(jointly and severally) hereby covenants and agrees that, so long as any indebtedness remains outstanding hereunder, each EXCX, the Operating Sub and Parent will comply with the following affirmative covenants:

4.1.        Loan Purpose.  Borrowers shall use the proceeds of any Advance hereunder exclusively as set forth in Section 1.1.3.for Event Expenditures, and any withdrawal of funds from the Account shall be used exclusively for such Event Expenditures in accordance with the procedures for approval thereof contained in Section 2.2, and such limitations shall be applicable to all funds at any time on deposit or in transit, due or payable, on account of Events, whether or not deposited or to be deposited in the Account, including, without limitation, from the Advances made by Lenders or funds received or to be received or deposited as proceeds from Events.

4.2.        Monitoring Compliance; Occurrence of Certain Events.  Borrowers at all times will maintain (and comply with) commercially reasonable procedures and systems designed to monitor compliance and to detect instances of non-compliance with the Loan Documents.  The Borrowers will notify Lenders in writing immediately upon (a) the occurrence of any Default or Event of Default hereunder, or (b) the occurrence of any Default or Event of Default under any other Loan Document, or (c) the happening of any event or the assertion or threat of any claim that could reasonably be expected to have or cause a Material Adverse Effect.  Borrowers shall notify all banks and financial institutions that Lenders or their representative is authorized at all times to request and receive information and reports from such organizations and to have full information access to the Account and any other accounts, including duplicate statements sent to be provided directly to Lenders, upon request.

4.3.        Compliance with Laws.  Borrowers will comply in all material respects (a) with all material laws, rules, regulations and orders (federal, state, local and otherwise) applicable to its business, and (b) with the provisions and requirements of all Authorizations.  Parent, the Operating Sub and EXCXshall notify Lenders immediately in detail of any actual or alleged material failure to comply with or violation of any such laws, rules, regulations or orders, or under the terms of any of such Authorizations, or of the occurrence or existence of any facts or circumstances that with the passage of time, the giving of notice or otherwise could create such a failure to comply or violation or could reasonably be expected to occasion the termination of any of such Authorization.

4.4.        Further Assurances. From time to time, the Borrowers will execute and deliver (or will cause to be executed and delivered) such supplements, amendments, modifications to and/or replacements of the Loan Documents and such further instruments as may be reasonably required to effectuate the intention of the parties to (or to otherwise facilitate the performance of) the Loan Documents.

4.5.        Other Information.  Borrowers will provide Lenders with any other documents and information (financial or otherwise) reasonably requested by Lenders or its counsel from time to time.

4.6.        Insurance.  Borrowers shall at all time secure and maintain general liability, officer and director and Event insurance (weather, injury, and if approved by SF profit coverage, in such amounts and on such terms and subject to such conditions sufficient to insure 100% of the Event cost approved by Lenders).

ARTICLE 5:            NEGATIVE COVENANTS

Each of EXCX, the Operating Sub and Parent (jointly and severally) hereby covenants and agrees that, so long as any indebtedness remains outstanding hereunder, EXCX, the Operating Sub and Parentwill comply with the following negative covenants:

5.1.        Event Expenditures. Neither EXCX, the Operating Sub nor Parentwill not incur expenditures for any Event in excess of the amounts provided on Schedule 1.1.3and Event Expenditures previously approved by Lenders, without the prior written consent of the Lenders.

5.2.        Additional Indebtedness.  NeitherEXCX, the Operating Sub nor Parentwill borrow any monies or create, incur, assume or permit to exist any additional indebtedness, obligations or liabilities (including monitory obligations evidenced by a promissory note and monetary obligations) exceptBorrowings in existence as of the date of this Agreement and from Lenders or except as approved in writing by the Lenders prior to incurring such additional indebtedness.

5.3.        Guaranties.  NeitherEXCX, the Operating Sub nor Parentwill guarantee, assume or otherwise be or agree to become liable in any way, either directly or indirectly, for any additional indebtedness or liability of any other Person, exceptasfollows (collectively, the “Permitted Guaranties”):  (a) in favor of Lenders, or (b) to endorse checks, drafts and negotiable instruments for collection in the ordinary course of business, or (c) to the extent that Lenders otherwise consent in writing.

5.4.        Loans.  NeitherEXCX, the Operating Sub nor Parentwillmake any loans or advances to any other Person.

5.5.        Liens and Encumbrances; Negative Pledge.  Neither Parent nor  EXCX will create, permit or suffer the creation or existence of any Liens on any of its property or assets (real or personal, tangible or intangible), exceptasfollows (collectively, the “Permitted Liens”), which Permitted Liens shall not, unless previously approved as an Event Expenditure, be discharged as an Event Expenditure in connection with any Event:

a.          Liens in favor of Lenders as security for the Obligations under the Loan Documents; and

b.          Liens for taxes, assessments or other governmental charges (federal, state or local) that are not yet delinquent or that are then being currently contested in good faith by appropriate proceedings diligently prosecuted, provided, however, that (1) the existence of such Liens and challenge of such charges must have been fully disclosed to Lenders, and (2) adequate reserves therefor in accordance with GAAP must have been established, and (3) such Liens (in Lenders’ reasonable opinion) could not reasonably be expected to have or cause a Material Adverse Effect; and

c.          Purchase Money Liens;

d.          Liens of warehousemen, mechanics, materialmen, workers, repairmen, common carriers, landlords and other similar Liens arising by operation of law or otherwise, not waived in connection herewith, for amounts that are not yet due and payable or which are, being diligently contested in good faith by the Borrower or EXCX, as the case may be, by appropriate proceedings;

e.          Attachment or judgment Liens individually or in the aggregate, not in excess of $25,000, exclusive of (i) any amounts that are duly bonded or (ii) any amount adequately covered by insurance as to which the insurance company has not disclaimed or disputed in writing its obligations for coverage;

f.           Deposits or pledges to secure obligations under worker’s compensation, social security or similar laws, or under unemployment insurance;

g.          Deposits, not in excess or $25,000, or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of business;

h.          Easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower; and

i.           Extensions and renewals of the foregoing permitted Liens.

Neither Parent, the Operating Sub nor EXCXwill similarly covenant to or in favor of any other Person that it will not create, permit or suffer the creation or existence of any Liens on any of its property or assets.  In addition, neither Parent, the Operating Sub nor EXCXwill purchase or otherwise acquire any additional assets (including any leasehold interest therefor) unlessLenders’ interest in such property either (a) is already covered and perfected pursuant to an existing and effective UCC-1 financing statement, fixture filing, mortgage and/or leasehold mortgage (as appropriate) in favor of Lendersor (b) otherwise becomes properly perfected within 5 calendar days after any such acquisition by the Borrower’s filing (at its expense) all necessary UCC-1 financing statements, fixture filings, mortgages and/or leasehold mortgages (as appropriate, and in form and substance reasonably acceptable to Lenders).

5.6.        Transfer of Assets.  Neither Parent, the Operating Sub nor EXCXwillsell, lease, license, transfer or otherwise dispose of any of its assets.

5.7.        Acquisitions and Investments.  Neither Parent, the Operating Sub nor EXCXwill purchase or otherwise acquire (including by way of share exchange) any part or amount of the equity ownership or assets of, or make any investments in, any other corporation, partnership, limited liability company or other venture or enterprise.

5.8. New Ventures; Mergers. Neither Parent, the Operating Sub nor EXCXwill(a) enter into any new business activities or ventures not directly related to its current business, or (b) merge or consolidate with or into any other corporation, partnership, limited liability company or other organization, or (c) create or acquire (or cause or permit the creation or acquisition of) any Subsidiary or Affiliate (except the hiring of officers and directors). Notwithstanding the foregoing, Parent, the Operating Sub and EXCXmay create or acquire (or cause or permit the creation or acquisition of) one or more wholly-owned Subsidiaries providedthat (1) each such Subsidiary becomes a “Borrower,” “Guarantor” and/or “Obligor” under the Loan Documents, and (2) a first priority security interest in and pledge of 100% of the assets and equity of each such Subsidiary is perfected in favor of Lenders as additional Collateral under the Loan Documents (except as otherwise permitted under Section 5.5).

5.9.        Transactions with Affiliates.  Neither Parent, the Operating Sub nor EXCXwillenter into any transaction or agreement with any Subsidiary, Affiliate or other related enterprise (other than Lenders)exceptasapproved in writing by the Lenders or as contemplated herein.

5.10.      Distributions or Dividends.  Neither Parent, the Operating Sub nor EXCXwill declare or make (directly or indirectly) any payment or distribution with respect to, or incur any liability for the purchase, acquisition, redemption or retirement of, any of its equity interests (including warrants therefor) or as a dividend, return of capital or other payment or distribution of any kind to any holder of any such equity interest.

5.11.      Issuance of Additional Equity.  Neither Parent, the Operating Sub nor EXCXwill permit the issuance, reissuance, conversion or exercise of any of its equity interests (common stock, preferred stock, partnership interests, member interests or otherwise) or any options, warrants, convertible securities or other rights to purchase such beneficial or equity interest, other than pursuant to any outstanding contracts, rights, warrants or agreements or as approved in writing by Lenders.

5.12.      Removal of Assets.  Neither Parent nor  EXCXwillremove or permit the removal of any asset or group of assets to a jurisdiction or a county in which no financing statement on Form UCC-1 has been filed naming Lenders as “secured party” with respect to such assets.  Moreover, neitherParent, the Operating Sub nor EXCXwillmove the location of its chief executive office (or change its official mailing address) without providing Lenders with prior written notice thereof.

5.13.      Modifications to Organic Documents.  Neither Parent, the Operating Sub nor EXCXwill (a) amend or otherwise modify any of its Organic Documents, or (b) change its official name, its operating names or the names under which it executes contracts and conducts business.

5.14.      Terms of and Modifications to Material Relationships.  Neither Parent nor EXCX will (and will not permit any other party to) cancel, terminate, amend, modify or otherwise alter (a) any agreement regarding the provision of management services to any Borrower, or (b) any Material Contract listed (or contract that should be listed) on Schedule 3.8.  In addition, Parent, the Operating Sub and EXCXwill use commercially reasonable efforts to ensure that no Material Contract entered into by Parent or   EXCX after the Closing Date (including the renewal or extension of any Material Contract existing as of the Closing Date) will restrict any Borrower’s ability to collaterally assign or encumber such Material Contract in favor of Lenders.

ARTICLE 6:              ADDITIONAL COLLATERAL AND RIGHT OF SET OFF

6.1.        Additional Collateral.  As additional collateral for the payment of any and all indebtedness and obligations of Parent, the Operating Sub and EXCXto each Lender (whether matured or unmatured, and whether now existing or hereafter incurred or created hereunder or otherwise), Parent, the Operating Sub and EXCXhereby grant each Lender a security interest in and a lien upon all funds, balances, all of which shall be held in the  Account, and other property of any kind of such Borrower, or in which Parent or  EXCX has any interest (limited to the interest of Parent, the Operating Sub or EXCXtherein), now or hereafter in the possession, custody or control of such Lender or any Affiliate of such Lender.

6.2.        Right of Set-Off.  Each Lender is hereby authorized at any time and from time to time during the existence of an Event of Default hereunder (unless expressly prohibited by applicable law) to set-off and apply any and all assets and other indebtedness at any time held or owing by any Lender (or any of their Affiliates) to or for the credit or the account of EXCX, the Operating Sub or Parentagainst any and all of the indebtedness and monetary obligations of EXCX, the Operating Sub or Parent now or hereafter existing under the Loan Documents or any other evidence of indebtedness originated, acquired or otherwise held by any Lender, irrespective of whether such Lender shall have made any demand under the Loan Documents or other indebtedness and although such obligations may be unmatured.  Such Lender agrees to notify EXCX, the Operating Sub or Parent within a commercially reasonable time after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not in any way affect the validity of such set-off and application.

6.3.        Additional Rights.  The rights of each Lender under this Article 6 are in addition to the other rights and remedies (including other rights of set-off) that Lenders may have by contract, at law, or otherwise.

ARTICLE 7:            DEFAULT AND REMEDIES

7.1.        Events of Default.  Each of the following events separately constitutes an independent Event of Default hereunder:

7.1.1.             Payment Obligations.  If any payment of principal, interest, fees, expenses, indemnities or other sums payable to any Lender under any Loan Document (including under any Note) is not received by Lenders in immediately available funds on the date such payment is due and payable or the Additional Fees and Compensation payable under Section 1.6 hereof are not paid when due.

7.1.2.             Representations and Warranties.  If any representation, warranty or other statement made in any Loan Document, or in any written report, schedule, exhibit, certificate, agreement, or other document given by or on behalf of the Parent, the Borrower, SF or any other Obligor (or otherwise furnished in connection herewith) when made was misleading or incorrect in any material respect.

7.1.3.             Other Covenants in Loan Documents.  If the Parent, the Operating Sub, EXCX, SF or any other Obligor defaults in the full and timely performance when due of any other covenant or agreement contained in any Loan Document (or in any other document or agreement now or hereafter executed or delivered in connection herewith), and such default remains uncured for a period of five (5) Business Days after the earlier of the date that any Lender notifies EXCX thereof or the date that   EXCX otherwise acquires knowledge or should have acquired knowledge thereof.

7.1.4.             Default Under Material Agreements with Other Parties.  (a) If the Parentm the Operating Sub or  EXCX fails or refuses to make any required payment (whether principal, interest or otherwise) with respect to any Loan Advance (or with respect to any guaranty or reimbursement obligation of any such indebtedness) priorto the expiration of any applicable grace period with respect to such payment, or (b) if any such indebtedness for borrowed money is accelerated prior to its express maturity as a result of any default thereunder, or (c) if any event of default (as described or defined therein, which term shall include any notice and cure periods provided therein) occurs or exists under the provisions of any Material Contract listed on Schedule 3.8 (or a contract that should be listed on Schedule 3.8 under the terms hereof) or any contract or agreement relating to an Event is in breach, default or such Event cancelled.

7.1.5.             Security Interest.  If the security interest or lien in any of the Collateral, at any time does not constitute a legal, valid and enforceable security interest or lien in favor of Lenders.

7.1.6.             Change of Control.If the Parent ceases to own and control 100% of each class of securities of the Operating Sub and EXCX.

7.1.7.             Insolvency.  If SF,the Parent, the Operating Sub or Borrower,  (a) becomes insolvent, bankrupt or generally fails to pay its, his or her debts as such debts become due; or (b) is adjudicated insolvent or bankrupt in any proceeding; or (c) admits in writing an inability to pay its, his or her debts; or (d) comes under the authority of a custodian, receiver or trustee (or one is appointed for substantially all of its, his or her property); or (e) makes an assignment for the benefit of creditors; or (f) has commenced against it, him or her any proceedings under any law related to bankruptcy, insolvency, liquidation, dissolution or the reorganization, readjustment or release of debtors that is either not contested or if contested is not dismissed or stayed within thirty (30) calendar days after the commencement thereof; or (g) commences or institutes any proceedings under any law related to bankruptcy, insolvency, liquidation, dissolution or the reorganization, readjustment or release of debtors; or (h) calls a meeting of creditors with a view to arranging a composition or adjustment of debt; or (i) by any act or failure to act that indicates consent to, approval of or acquiescence in any of the foregoing.

7.1.8.            Additional Liabilities.  If any judgment, writ, warrant, attachment or execution or similar process that calls for payment or presents liability in excess of $75,000 is rendered, issued or levied against SF, Parent, the Operating Subor EXCXor any of its or their properties or assets and such liability is not paid, waived, stayed, vacated, discharged, settled, satisfied or fully bonded within five(5) calendar days after it is rendered, issued or levied.

7.1.9.            Business Delays.  If any of the Events for which Event Expenditure requests are required to be approved as provided herein and have been approved do not occur as scheduled as provided on Schedule 1.1.3.

7.1.10.          Material Adverse Change.  If Lenders determine in good faith that a Material Adverse Change has occurred with respect to SF, Parent or Borrower.

7.2.        Remedies.

7.2.1.    Acceleration, Termination and Pursuit of Collateral.  At any time during the existence of any Event of Default, at the election Lenders but with notice thereof to a Parent, the Operating Sub and EXCX(unless an Event of Default described in Section 7.1.9has occurred, in which case acceleration will occur automatically with respect to the entire indebtedness and without any notice), then Lenders (a) may terminate any or all Commitments and/or Facilities, and/or (b) may accelerate the Loan Maturity Date, and/or (c) may declare all or any portion of the indebtedness of Parent, the Operating Sub and/or  EXCX to Lenders and the Contribution Agreement obligation of SF to Lenders (hereunder or otherwise, and including all principal, fees, expenses and indemnities hereunder) to be immediately due and payable.  At any time during the existence of any Event of Default, Lenders will also have the immediate right to enforce and realize upon any collateral security granted under any Loan Document in any manner or order that Lenders deem expedient.

7.2.2.    Other Remedies.  In addition to the rights and remedies expressly granted in the Loan Documents, each Lender also will have all other legal and equitable rights and remedies granted by or available under all applicable law (including the “self help” and other rights of a secured party under the UCC), and all rights and remedies will be cumulative in nature.

ARTICLE 8:            DEFINITIONS AND RULES OF CONSTRUCTION

8.1	Definitions. When used in this Agreement, the following terms shall have the respective meanings set forth below:

8.1.1	“Account” means, at any relevant time, the designated or principal account of Borrowers as set forth on Schedule 1.1.1for purposes of effecting transactions hereunder.

8.1.2	“Advance” means any advance of funds under any Facility.

8.1.3	“Advance Event Authorization” has the meaning set forth in Section 2.2.

8.1.4
“Affiliate” of any Person means any other Person that directly or indirectly controls, is controlled by or is under direct or indirect common control with such Person. A Person shall be deemed to “control” another Person if such first Person directly or indirectly possesses the power to direct (or to cause the direction of or to materially influence) the management and policies of the second Person, whether through the ownership of voting securities, by contract or otherwise. Without limiting the generality of the foregoing, each of the following Persons will be deemed to be an Affiliate of a Person: (a) each Person who owns or controls 5% or more of any class or series of any equity interest of such Person, and (b) each member, manager, partner, director and/or senior executive officer of such Person or any Affiliate thereof, and (c) any family member or other relative of such Person or any Affiliate thereof, and (d) any trust of which any Person or Affiliate thereof is either a trustee or beneficiary. Notwithstanding the foregoing, no Lender shall be deemed to be an Affiliate of any Obligor solely by virtue of this Agreement.

8.1.5	“Agreement” means this Credit Facility Agreement and all the exhibits and schedules hereto, all as may be amended and otherwise modified from time to time hereafter.

8.1.6
“Authorized Officer” means Sheldon Finkel, any officer, employee or representative of such organization who is expressly designated in writing as such or is otherwise authorized in writing to borrow funds by Sheldon Finkel hereunder or, as appropriate, to sign loan documents and/or deliver certificates on behalf of such organization pursuant to the provisions of such organization’s most recent resolution on file with Lenders.

8.1.7	“Authorization” means any license or other governmental permit, certificate and/or approval issued by any Official Body.

8.1.8
“Borrowers” means  EXCX  Funding Corp., and The Empire Sports & Entertainment Holdings Co., and The Empire Sports and Entertainment Company having their principal and chief executive office at the address specified in the Notice Section hereof, or any successor or authorized assignee thereof.

8.1.9
“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks under the laws of the State of New York (or, with respect to certain LIBO Rate matters, banks in London, England) are authorized or required to be closed.

8.1.10	“Event Expenditures” means expenditures set forth on Schedule 2.2.

8.1.11	“Closing Date” means the date on which all conditions precedent to the effectiveness of this Agreement under Section 2.1 have been satisfied or waived by Lenders.

8.1.12
“Collateral” means the collateral security committed to Lenders under the Collateral Security Documents executed by any Parent, the Operating Sub or EXCXor any other Obligor in favor of Lenders pursuant to this Agreement from time to time and/or pursuant to all similar or related documents and agreements from time to time, all as amended from time to time.

8.1.13
“Collateral Security Documents” means, individually and collectively, (a) the Security Agreements and the financing statements filed pursuant thereto, and (b) the Pledge and Security Agreements, and (c) any additional documents guaranteeing indebtedness, assuring performance of obligations, subordinating indebtedness, or granting security or Collateral to Lenders hereunder, all as amended from time to time.

8.1.14	“Commitment” means any commitment for credit pursuant to a Facility established hereunder.

8.1.15	“Commitment Percentage” means, with respect to each Lender, that portion of the total Commitments as to which such Lender is obligated.

8.1.16
“Current Loan Commitment” means the absolute maximum amount of credit that is available for borrowing from time to time under the Loan Facility, as such amount is determined in accordance with Section 1.3.

8.1.17
“Default” means any event or circumstance that with the giving of notice or the passage of time would constitute an Event of Default.  The term Default shall include any Event of Default arising therefrom.

8.1.18	“Dollar” or “$” means U.S. dollars.

8.1.19	“Event of Default” means each of the events described in Section 7.1.

8.1.20	“Facility” means any credit facility established under Article 1.

8.1.21
“GAAP” means generally accepted accounting principles applied on a consistent basis set forth in the Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or in such other statements by such other entity as Lenders may reasonably approve, which are applicable in the circumstances as of the date in question, and the requirement that such principles be applied on a consistent basis shall mean that the accounting principles observed in a current period are comparable in all material respects to those applied in preceding periods.

8.1.22	“Initial Term Loan Commitment” means the amount of the Loan Commitment as of the Closing Date, as such amount is set forth in Section 1.2.1.

8.1.23	“Lender” means, individually and collectively, the following:

a.	The parties identified herein as “Lenders” or any successor, assignee, participant, pledgee or other transferee of such Lender hereunder, and

b.	Any other entity subsequently added hereto as a Lender hereunder, or any successor, assignee, participant or other transferee thereof.

8.1.24
“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), reversionary or reclamation interest, charge against or interest in property to secure payment of a debt or performance of an obligation or other priority or preferential arrangement of any kind or nature whatsoever.

8.1.25	“Loan” means any loan or Advance of funds under any Facility as well as any other credit extended by any Lender to any ofParent, the Operating Sub or EXCXunder this Agreement.

8.1.26
“Loan Documents” means this Agreement, any Notes, the Collateral Security Documents the Contribution Agreement and any other documents, agreements and certificates entered into or delivered in connection herewith or therewith or pursuant hereto or thereto, all as may be amended, modified and supplemented from time to time.

8.1.27	“Account” means an account established by EXCXat J.P Morgan Chase Bank as No. 8771551010 (checking) and/or 2950548202 (savings).

8.1.28	“Material Adverse Change” means any change that has or causes or could reasonably be expected to have or cause a Material Adverse Effect.

8.1.29
“Material Adverse Effect” means, relative to any occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), a material adverse change to, or, as the case may be, a materially adverse effect on:

a.	The business, assets, revenues, financial condition, operations, Collateral or prospects of Parent, the Operating Sub or EXCXor other Obligor; or

b.	The ability of any of Parent, the Operating Sub or EXCXto perform any of its payment obligations when due or to perform any other material obligations under any Loan Document; or

c.	Any right, remedy or benefit of any Lender under any Loan Document.

8.1.30	“Material Contract” has the meaning set forth in Section 3.8.

8.1.31
“Notes” means, individually and collectively, each promissory note delivered to each Lender pursuant to any Loan Document and evidencing any indebtedness to such Lender under the Loan Documents (each as may be amended, modified, supplemented, restated, extended, renewed or replaced from time to time).

8.1.32
“Obligations” means all of the indebtedness and obligations (monetary or otherwise) of any Parent, the Operating Sub or EXCXand any other Obligor arising under or in connection with any Loan Document as well as all indebtedness and obligations (monetary or otherwise) of any Parent, the Operating Sub or EXCXor other Obligor or any Affiliate of any of Parent or EXCX or other Obligor arising under or in connection with any agreement between any such Affiliate and or any Lender (or any Affiliate of any Lender).

8.1.33	“Obligor” means the Parent, the Operating Sub EXCX or any other Person (other than Lenders) obligated under any Loan Document.

8.1.34
“Official Body” means any federal, state, local, or other government (or any political subdivision, agency, authority, bureau, commission, department or instrumentality thereof) and any court, tribunal, grand jury or arbitrator, in each instance whether foreign or domestic.

8.1.35
“Organic Document” means, relative to any entity, its certificate and articles of incorporation or organization, its by-laws or operating agreements, and all equityholder agreements, voting agreements and similar arrangements applicable to any of its authorized shares of capital stock, its partnership interests or its member interests, and any other arrangements relating to the control or management of any such entity (whether existing as a corporation, a partnership, a limited liability company or otherwise).

8.1.36
“Person” means any natural person, corporation, limited liability company, partnership, firm, association, trust, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

8.1.37
“Pledge and Security Agreements” means, individually and collectively, each pledge and security agreement relating to a pledge of an equity interest in an enterprise (all as may be amended, modified and supplemented from time to time) required to be executed and delivered in favor of Lenders pursuant to the Loan Documents.

8.1.38	“Pro Rata Portion” shall have the meaning ascribed to such term in Section 1.6.1.

8.1.39
“Securities Acts” means, collectively, the Securities Act of 1933 and the Securities Exchange Act of 1934, each as amended, and as implemented by the Securities and Exchange Commission and interpreted by the Securities and Exchange Commission or any court of competent jurisdiction.

8.1.40
“Security Agreements” means, collectively, each security agreement (as may be amended, modified and supplemented from time to time) required to be executed and delivered in favor of Lenders pursuant to Article 2, and any other security agreement required or delivered in connection with the Loan Documents, including any intellectual property assignments or security agreements required to be delivered pursuant to Article 2.

8.1.41	“Settlement Date” means, with respect to any Advance hereunder, the date on which funds are advanced by Lenders.

8.1.42	“Shares” has the meaning set forth in Section 1.6.2.

8.1.43
“Subsidiary” of any Person or entity means any Person as to which such other Person or entity (a) directly or indirectly owns, controls or holds 25% or more of the outstanding beneficial interest or (b) is otherwise required in accordance with GAAP to be considered as part of a consolidated organization.

8.1.44	“Loan Commitment” means the Commitment established pursuant to Section 1.1 and Section 1.3.

8.1.45	“Loan Facility” means the term loan Facility as described in Article 1.

8.1.46	“Loan Maturity Date” has the meaning set forth in Section 1.1.2, as may be extended from time to time in Lenders’ sole and absolute discretion.

8.1.47
“Loan Note” means any Note payable to the order of a Lender prepared in accordance with Section 1.1.4, as may be amended, modified, restated, replaced, supplemented, extended or renewed from time to time hereafter.

8.1.48	“UCC” means the Uniform Commercial Code as in effect in the applicable jurisdiction.

8.2	Rules of Interpretation and Construction.

8.2.1
Plural; Gender.  Unless otherwise expressly stated or the context clearly indicates a different intention, then (as may be appropriate in the particular context) (a) a singular number or noun used in any Loan Document includes the plural, and a plural number or noun includes the singular, and (b) the use of the masculine, feminine or neuter gender pronouns in any Loan Document includes each and all genders.

8.2.2
Section and Schedule References.  Unless otherwise expressly stated or the context clearly indicates a different intention, then all references to sections, paragraphs, clauses, schedules and exhibits in any Loan Document are to be interpreted as references to sections, paragraphs, clauses, schedules and exhibits of such Loan Document (rather than of some other Loan Document).  In addition, the words “herein”, “hereof”, “hereunder”, “hereto” and other words of similar import in any Loan Document refer to such Loan Document as a whole, and not to any particular section, paragraph or clause in such Loan Document.

8.2.3
Titles and Headings.  Unless otherwise expressly stated or the context clearly indicates a different intention, then the various titles and headings in the Loan Documents are inserted for convenience only and do not affect the meaning or interpretation of such Loan Document or any provision thereof.

8.2.4
“Including” and “Among Other” References.  Unless otherwise expressly stated or the context clearly indicates a different intention, then all references in the Loan Documents to phrases containing or list preceded by the words “include”, “includes”, “including”, “among other”, “among other things” or other words or phrases of similar import are to be interpreted to mean such “without limitation” (whether or not such additional phrase is actually added).  In other words, such words and phrases connote an illustrative example or list rather than an exclusive example or list.

8.2.5
“Shall”, “Will”, “Must”, “Can” and “May” References.  Unless otherwise expressly stated or the context clearly indicates a different intention, then all references in the Loan Documents to the words “shall”, “will” and “must” (including, when modified by “not”) are to be interpreted to indicate mandatory actions or restrictions (as applicable), and all references in the Loan Documents to the words “may” and “can” (unless modified by “not”) are to be interpreted to indicate permissive actions.

8.2.6
“Knowledge” of a Person.  Unless otherwise expressly stated or the context clearly indicates a different intention, then (a) all references to the “knowledge,” “awareness” or “belief” of any Person that is not a natural person are to be interpreted to mean the knowledge, awareness or belief of senior and executive management of such Person (and including the knowledge or awareness of managers of limited liability companies and general partners of partnerships), and (b) all representations qualified by the “knowledge,” “awareness” or “belief” of a Person are to be interpreted to mean (unless a different standard is specified) that such Person has conducted a commercially reasonable inquiry and investigation prior to making such representation.

8.2.7
Successors and Assigns.  Unless otherwise expressly stated or the context clearly indicates a different intention, then all references to any Person (including any Official Body) in any Loan Document are to be interpreted as including (as applicable) such Person’s successors, assigns, estate, heirs, executors, administrators and personal representatives.  Notwithstanding the foregoing, none of Parent, EXCX or other Obligor may assign or delegate any Loan Document (or any right or obligation thereunder) except to the extent expressly permitted hereunder or under such other Loan Document; Lenders shall be permitted without the consent of any other party, to assign, transfer, convey and grant participations in the Loans.

8.2.8
Modifications to Documents.  Unless otherwise expressly stated or the context clearly indicates a different intention, then all references to any Loan Document or other agreement or instrument in any Loan Document are to be interpreted as including all extensions, renewals, amendments, supplements, substitutions, replacements and waivers thereto and thereof from time to time.

8.2.9
References to Laws and Regulations.  Unless otherwise expressly stated or the context clearly indicates a different intention, then all references to any law, regulation, rule, order or policy in any Loan Document are to be interpreted references to such law, regulation, rule or policy (a) as implemented and interpreted from time to time by Official Bodies with appropriate jurisdiction therefor, and (b) as amended, modified, supplemented, replaced and repealed from time to time.

8.2.10
Conflicts Among Loan Documents.  Unless otherwise expressly stated or the context clearly indicates a different intention, then any irreconcilable conflict between the terms and conditions of this Agreement and the terms and conditions of any other Loan Document (otherthan a Note issued to any Lender) are to be resolved by having the terms and conditions of this Agreement govern.

8.2.11
Independence of Covenants and Defaults.  All covenants and defaults contained in the Loan Documents shall be given independent effect.  If a particular action or condition is not permitted by any covenant in the Loan Documents, then the fact that such action or condition would be permitted by an exception to (or would otherwise be within the limitations of) another covenant in the Loan Documents shall not avoid the occurrence or existence of a Default if such action is taken or if such condition exists.

ARTICLE 9:          MISCELLANEOUS

9.1
Indemnification, Reliance and Assumption of Risk.  Without limiting any other indemnification in any Loan Document, each or Parent, the Operating Sub and EXCX(jointly and severally) hereby agrees to defend each Lender (and their directors, officers, employees, agents, counsels, shareholders, members, and Affiliates) from, and hold each of them harmless against, any and all losses, liabilities, claims, damages, interests, judgments, or costs (including reasonable fees and disbursements of counsel) incurred by any of them arising out of or in any way connected with any Loan Document, except for losses resulting directly and exclusively from any Lender’s own gross negligence, willful misconduct or fraud.  In addition, each or Parent, the Operating Sub and EXCXwill reimburse and (jointly and severally) indemnify each Lender for all costs and losses resulting from the following:  (1) any failure or refusal by any of Parent, the Operating Sub or EXCXor by any Affiliate of any of Parent, the Operating Sub or EXCXto provide any requested assistance or cooperation in connection with any attempt by any Lender to liquidate any Collateral in the event of any Event of Default and/or any attempt by any Lender to otherwise exercise its rights hereunder, and (2) any misrepresentation, gross negligence, fraud or willful misconduct by the Parent, the Operating Sub or   EXCX (or any of their employees or officers), or any other person or entity pledging Collateral hereunder.  Moreover, with respect to any Advance Request or other communication between any or Parent, the Operating Subor EXCXand Lenders hereunder and all other matters and transactions in connection therewith, each of Parent, the Operating Sub and EXCXhereby irrevocably authorizes each Lender to accept, rely upon, act upon and comply with any verbal or written instructions, requests, confirmations and orders of any Authorized Officer of any Borrower.  Each ofParent, the Operating Sub and EXCXacknowledges that the transmissions of any such instruction, request, confirmation, order or other communication involves the possibility of errors, omissions, mistakes and discrepancies, and each of Parent, the Operating Sub and EXCXagrees to adopt such internal measures and operational procedures to protect its interest.  By reason thereof, each of Parent, the Operating Sub and EXCXhereby assumes all risk of loss and responsibility for — and hereby releases and discharges each Lender from any and all risk of loss and responsibility for, and agrees to indemnify, reimburse on demand and hold each Lender harmless from — any and all claims, actions, damages, losses, liability and costs by reason of or in any way related to (a) any Lender’s accepting, relying and acting upon, complying with or observing any such instructions, requests, confirmations or orders from or on behalf of any such Authorized Officer, and (b) any such errors, omissions, mistakes and discrepancies by (or otherwise resulting from or attributable to the actions or inactions of) any Authorized Officer or any Borrower; provided, however, neither Parent, the Operating Sub nor EXCXassumes hereby the risk of any foreseeable actual loss resulting directly and exclusively from any Lender’s own gross negligence, fraud or willful misconduct.  Each Borrower’s obligations provided for in this Section will survive any termination of this Agreement, and the repayment of the outstanding balances hereunder.

9.2
Assignments and Participations. No Loan Document may be assigned (in whole or in part) by any of Parent, the Operating subor EXCXwithout the prior written consent of each Lender. Notwithstanding any other provision of any Loan Document, without receiving any consent of any Borrower, each Lender at any time and from time to time may syndicate, participate or otherwise transfer, pledge or assign all (or any proportionate part of) its rights and obligations under any of the Loan Documents (or any indebtedness evidenced thereby) to any Person. Lenders will make reasonable efforts to notify Borrowers of any such absolute transfer or assignment within twenty (20) Business Days thereafter; however, a failure to so notify will in no way impair any rights of Lenders or any participant, transferee or assignee. Upon execution and delivery of an appropriate instrument between any such participant, transferee or assignee and an assigning Lender, then such participant, transferee or assignee will become a Lender party to this Agreement and will have all the rights and obligations of a Lender as set forth in such instrument. At Lenders’ request, each of Parent, the Operating Sub and EXCXwill execute (or re-execute) and deliver (or otherwise obtain) any documents necessary to reflect or implement any such participation, transfer or assignment (including replacement promissory notes and any requested letters authorizing such participant, transferee or assignee to rely on existing certificates and opinions) and will otherwise fully cooperate in any such syndication process.

9.3
No Waiver; Delay.  To be effective, any waiver by Lenders must be expressed in a writing executed by Lenders.  Once a Default occurs under the Loan Documents, then such Default will continue to exist until it either is cured (to the extent specifically permitted) in accordance with the Loan Documents or is otherwise expressly waived by Lenders (in their sole and absolute discretion) in writing; and once an Event of Default occurs under the Loan Documents, then such Event of Default will continue to exist until it is expressly waived by Lenders (in their sole and absolute discretion) in writing.  If any Lender waives any power, right or remedy arising hereunder or under any applicable law, then such waiver will not be deemed to be a waiver (a) upon the later occurrence or recurrence of any events giving rise to the earlier waiver or (b) as to any other Obligor.  No failure or delay by any Lender to insist upon the strict performance of any term, condition, covenant or agreement of any of the Loan Documents, or to exercise any right, power or remedy hereunder, will constitute a waiver of compliance with any such term, condition, covenant or agreement, or preclude any Lender from exercising any such right, power, or remedy at any later time or times.  By accepting payment after the due date of any amount payable under this Agreement or any other Loan Document, no Lender will be deemed to waive the right either to require prompt payment when due of all other amounts payable under this Agreement or any other Loan Document or to declare an Event of Default for failure to effect such prompt payment of any such other amount.  The remedies provided herein are cumulative and not exclusive of each other, the remedies provided by law, and the remedies provided by the other Loan Documents.

9.4
Modifications and Amendments.  Except as otherwise expressly provided in this Agreement, no modification or amendment to any Loan Document will be effective unless made in a writing signed by Lenders and each Borrower.  Notwithstandingtheforegoing, to the extent that any such modification or amendment attempts to implement any of the following, then such amendment or modification must be approved by all Lenders:

a.	Increase the Commitment Percentage of any Lender, or

b.	Reduce the amount of any fees due to Lenders under any Loan Document, or

c.	Reduce the amount of any payment (whether for principalor any fee), or

d.	Postpone or extend the Maturity Date for any Facility or any scheduled payment date (whether for principal, or any fee), or

e.	Change the definition of “Pro Rata” or otherwise change the number or percentage of Lenders that are required to take or approve any action under the Loan Documents, or

f.
Release or discharge any of Parent, the Operating Sub or EXCXas a “Borrower” under the Loan Documents or permit Parent, the Operating Sub or EXCXto assign to another Person any of its rights or obligations under the Loan Documents, or

g.
Release all or any part of any guaranty of any part of the Indebtedness under the Loan Documents or any security interest in or pledge of any Collateral (except as otherwise already expressly authorized under the Loan Documents), or

h.	Amend this Section.

9.5
Disclosure of Information to Third Parties.  Each Lender will employ reasonable procedures to treat as confidential all written, non-public information delivered to such Lender pursuant to this Agreement concerning the performance, operations, assets, structure and business plans of Borrowers that is conspicuously designated by Borrowers as confidential information.  While other or different confidentiality procedures may be employed by any Lender, the actual procedures employed by each Lender for this purpose will be conclusively deemed to be reasonable if they are at least as protective of such information as the procedures generally employed by such Lender to safeguard the confidentiality of Lenders’ own confidential information.  Notwithstanding the foregoing, each Lender may disclose any information concerning Parent, the Operating Sub or EXCXin such Lender’s possession from time to time (a) to permitted participants, transferees, assignees, pledgees and investors (including prospective participants, transferees, assignees, pledgees and investors), but subject to a reasonable confidentiality agreement regarding any non-public confidential information thereby disclosed, and (b) to any federal or state regulator of such Lender, and (c) to such Lender’s Affiliates, employees, legal counsel, appraisers, accountants, agents and investors, and (d) to any Person pursuant to compulsory judicial process, and (e) to any judicial or arbitration forum in connection with enforcing the Loan Documents or defending any action based upon the Loan Documents or the relationship between Lenders, and Borrowers, and (f) to any other Person with respect to the public or non-confidential portions of any such information.  In addition, from time to time, each Lender (and their respective Affiliates) may disclose and publish in marketing presentations and marketing materials that they have extended credit to Borrowers and the general nature and structure of the Facilities (exclusive of pricing terms).  Moreover, each Lender (without any compensation, remuneration or notice to Borrowers) may also include operational and performance and structural information and data relating to Borrowers in compilations, reports and data bases assembled by such Lender (or their Affiliates) and used to conduct, support, assist in and validate portfolio, industry and credit research and analysis for itself and other Persons; provided, however, that no Lender may thereby disclose to other Persons any information relating to Borrowers in a manner that is attributable to Borrowers unless (1) such disclosure is permitted under the standards outlined above in this Section or (2) Borrowers otherwise separately consent thereto (which consent may not be unreasonably withheld).

9.6
Binding Effect and Governing Law.  This Agreement and the other Loan Documents have been delivered by Borrowers and the other Obligors and have been received by Lenders in the State of New York.  This Agreement and all documents executed hereunder are binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  This Agreement and all documents executed hereunder are governed as to their validity, interpretation, construction and effect by the laws of the State of New York (without giving effect to the conflicts of law rules of the State of New York).

9.7
Notices.  Any notice, request, consent, waiver or other communication required or permitted under or in connection with the Loan Documents will be deemed satisfactorily given if it is in writing and is delivered either personally to the addressee thereof, or by prepaid registered or certified U.S. mail (return receipt requested), or by a nationally recognized commercial courier service with next-day delivery charges prepaid, or by telegraph, or by facsimile (voice confirmed), or by any other reasonable means of personal delivery to the party entitled thereto at its respective address set forth below:

If to any Borrower,
Parent, SF	The Empire Sports & Entertainment Holdings Co.
ortheir:	110 Greene Street, Suite 403
respective Affiliates	New York, New York 10012
Attention:	Sheldon Finkel, CEO
Facsimile:	212-208-4472

With a copy to the following listed counsel or such other counsel as may be designated by Borrowers or SF from time to time (and which notice shall not constitute notice to Borrowers and failure to give such notice shall not affect the effectiveness of notice to Borrowers):

If to Parent or EXCS:

The Empire Sports & Entertainment Holdings Co.,
110 Greene Street, Suite 403
New York, New York 10012
Attn: Peter Levy, General Counsel
facsimile: (212) 208-4472, and

If to SF:

Thomas R. Roberts, Esq.
Law Offices of Thomas R. Roberts
c/o Velocity Technology Solutions, Inc.
850 Third Avenue, 10th Floor
New York, New York 10022
Tel: (646) 884-6611
Fax: (646) 884-6670

If to Lenders:	4400 Biscayne Blvd
Suite 800
Miami, Florida 33137
Tel: (305) 576-5116
Fax: (305) 571-9400
Attention: Barry Honig and Michael Brauser

Any party to a Loan Document may change its address or facsimile number for notice purposes by giving notice thereof to the other parties to such Loan Document in accordance with this Section, provided that such change shall not be effective until 2 calendar days after notice of such change.  All such notices and other communications will be deemed given and effective (a) if by mail, then upon actual receipt or 5 calendar days after mailing as provided above (whichever is earlier), or (b) if by facsimile, then upon successful transmittal to such party’s designated number, or (c) if by telegraph, then upon actual receipt or 2 Business Days after delivery to the telegraph company (whichever is earlier), or (d) if by nationally recognized commercial courier service, then upon actual receipt or 2 Business Days after delivery to the courier service (whichever is earlier), or (e) if otherwise delivered, then upon actual receipt.  For any and all purposes related to giving and receiving notices and communications between any Parent, EXCX and Lenders under any Loan Document, each of Parent, the Operating Sub and EXCXhereby irrevocably appoints Parent, the Operating Sub and EXCX(and each Authorized Officer thereof ) as its agent to whom each Lender may give and from whom each Lender may receive all such notices and communications, and each Lender is entitled to rely upon (and treat as being properly authorized by Borrowers) any verbal or written notices or communications purportedly received from (or that such Lender believes in good faith to be received from) such Authorized Officer.

10.8.          Relationship with Prior Agreements.  This Agreement completely and fully supersedes all oral agreements and all other and prior written agreements by and among Borrowers and any Lender concerning the terms and conditions of this credit arrangement.

10.9.      Severability.  If fulfillment of any provision of or any transaction related to any Loan Document at the time performance is due involves transcending the limit of validity prescribed by applicable law, then ipsofacto, the obligation to be fulfilled shall be reduced to the limit of such validity.  If any clause or provision of this Agreement operates or would prospectively operate to invalidate this Agreement or any other Loan Document in whole or in part, then such clause or provision only shall be void (as though not contained herein or therein), and the remainder of this Agreement or such other Loan Document shall remain operative and in full force and effect; provided, however, if any such clause or provision pertains to the repayment of any indebtedness hereunder, then the occurrence of any such invalidity shall constitute an immediate Event of Default hereunder.

10.10.    Terminationand Survival. All representations, warranties, covenants and other agreements of any Obligor contained in any Loan Document or any other documentation required thereunder will survive the execution and delivery of the Loan Documents and the funding of the Advances hereunder and will continue in full force and effect until terminated in accordance with this Agreement.  Upon (a) indefeasible receipt by Lenders of the entire indebtedness and all other amounts then due or owing to any Lender under the Loan Documents (without any condition, deduction, offset, netting, counterclaim or reservation of rights), and (b) receipt by Lenders of an instruction from Borrowers to terminate and cancel the Loan Documents, all Commitments and all Facilities thereunder (together with an acknowledgment that no Lender will have any further obligations or liabilities under or in connection with any Loan Document), thenLenders (at the written request and expense of Borrowers) will terminate and cancel all Loan Documents (otherthan the waivers, reinstatement rights, and reimbursement and indemnification protections in favor of each Lender under the Loan Documents, which provisions shall survive any such termination of the Loan Documents).

10.11.    Reinstatement.  To the maximum extent not prohibited by applicable law, this Agreement and the other Loan Documents (and the indebtedness hereunder and Collateral therefor) will be reinstated and the indebtedness correspondingly increased (as though such payment(s) had not been made) if at any time any amount received by any Lender in respect of any Loan Document is rescinded or must otherwise be restored, refunded or returned by such Lender to Parent, the Operating Sub or EXCXor any other Person (a) upon or as a result of the insolvency, bankruptcy, dissolution, liquidation or reorganization of any of Parent or  EXCX or any other Person, or (b) upon or as a result of the appointment of any receiver, intervenor, conservator, trustee or similar official for any of Parent, the Operating Sub or EXCXor any other Person or for any substantial part of the assets of any of Parent, the Operating Sub or EXCXor any other Person, or (c) for any other reason.

10.12.    Counterparts.  This Agreement may be executed in any number of counterparts with the same effect as if all the signatures on such counterparts appeared on one document.  Each such counterpart will be deemed to be an original but all counterparts together will constitute one and the same instrument. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

10.13.   Waiver of Liability.  Each of SF, Parent, the Operating Sub and EXCX(a) agrees that neither anyLender (nor any of their directors, officers, employees or agents) shall have any liability to any of SF, Parent, the Operating Sub or EXCX (whether sounding in tort, contract or otherwise) for losses or costs suffered or incurred by SF, Parent, the Operating Sub or  EXCX in connection with or in any way related to the transactions contemplated or the relationship established by any Loan Document, or any act, omission or event occurring in connection herewith or therewith, exceptfor foreseeable actual losses resulting directly and exclusively from such Lender’s own gross negligence, willful misconduct or fraud and (b) waives, releases and agrees not to sue upon any claim against any Lender (or their directors, officers, employees or agents) whether sounding in tort, contract or otherwise, exceptfor claims for foreseeable actual losses resulting directly and exclusively from such Lender’s own gross negligence, willful misconduct or fraud.  Moreover, whether or not such damages are related to a claim that is subject to the waiver effected above and whether or not such waiver is effective, no Lender (nor their directors, officers, employees or agents) shall have any liability with respect to (and each of SF, Parent, the Operating Sub and EXCXhereby waives, releases and agrees not to sue upon any claim for) any special, indirect, consequential, punitive or non-foreseeable damages suffered by any of SF, Parent, the Operating Sub and EXCXin connection with or in any way related to the transactions contemplated or the relationship established by any Loan Document, or any act, omission or event occurring in connection herewith or therewith.

10.14.   Forum Selection; Consent to Jurisdiction.  Any litigation in connection with or in any way related to any Loan Document, or any course of conduct, course of dealing, statements (whether verbal or written), actions or inactions of any Lender or any of Parent, the Operating Sub or  EXCX will be brought and maintained exclusively in the courts of State of New York or in the United States District Court for the Southern District of New York; provided, however, that any suit seeking enforcement against any Borrower, any Collateral or any other property may also be brought (at Lenders’ option) in the courts of any other jurisdiction where such Collateral or other property may be found or where any Lender may otherwise obtain personal jurisdiction over such Borrower.  Each ofParent, the Operating Sub and EXCXhereby expressly and irrevocably submits to the jurisdiction of the courts of State of New York and of the United States District Court for the Southern District of New York for the purpose of any such litigation as set forth above and irrevocably agrees to be bound by any final and non-appealable judgment rendered thereby in connection with such litigation.  Each of Parent, the Operating Sub and EXCXfurther irrevocably consents to the service of process by registered or certified mail, postage prepaid, or by personal service within or outside State of New York.  Each of Parent, the Operating Sub and EXCXhereby expressly and irrevocably waives, to the fullest extent permitted by law, any objection which it may have or hereafter may have to the laying of venue of any such litigation brought in any such court referred to above and any claim that any such litigation has been brought in an inconvenient forum.  To the extent that any of Parent, the Operating Sub or EXCXhas or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to itself or its property, then such Parent, the Operating Sub and EXCXhereby irrevocably waives such immunity in respect of its obligations under this Agreement.

10.15.   Waiver of Jury Trial.  Each Lender, the Parent, the Operating Sub and   EXCX each hereby knowingly, voluntarily and intentionally waives any rights it may have to a trial by jury in respect of any litigation (whether as claim, counter-claim, affirmative defense or otherwise) in connection with or in any way related to any of the Loan Documents, or any course of conduct, course of dealing, statements (whether verbal or written), actions or inactions of any Lender, the Parent or the Borrower.  The Parent, the Operating Sub and   EXCX acknowledges and agrees (a) that it has received full and sufficient consideration for this provision (and each other provision of each other Loan Document to which it is a party), and (b) that it has been advised by legal counsel in connection herewith, and (c) that this provision is a material inducement for each Lender entering into the Loan Documents and funding Advances thereunder.

10.16.    Legal Representation.  Each party hereto acknowledges that it has been represented by independent legal counsel in the preparation of this Agreement and the related matters hereto.  Each party recognizes and acknowledges that counsel to the Lenders has represented Parent and may, in the future, represent others in connection with various legal matters and each party waives any conflicts of interest and other allegations that it has not been represented by its own counsel.

[BALANCE OF PAGE INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the undersigned, by their duly authorized officers, have executed this Credit Facility Agreement, as an instrument under seal (whether or not any such seals are physically attached hereto), as of the day and year first above written.

PARENT

THE EMPIRE SPORTS & ENTERTAINMENT HOLDINGS CO.

By:	/s/ Peter Levy
Name: Peter Levy
Title: Executive V.P

THE EMPIRE SPORTS & ENTERTAINMENT,CO.

By:	/s/ Peter Levy
Name: Peter Levy
Title: Executive V.P.

EXCX FUNDING CORP.

By:	/s/ Sheldon Finkel
Name: Sheldon Finkel
Title: CEO

SHELDON FINKEL

/s/ Sheldon Finkel

BARRY HONIG

/s/ Barry Honig

MICHAEL BRAUSER

/s/ Michael Brauser